FIRST AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of the 8th day of November, 2011, to the Custody Agreement, dated as of April 6, 2011, (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit G, the CSC Small Cap Value Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES                                                                U.S. BANK, N.A.

By: ______________________________                                                 By: ________________________________

Name: James R. Arnold                                                                                     Name: Michael R. McVoy

Title:  President                                                                                                  Title: Vice President